Exhibit 99.1

INVESTORS TITLE COMPANY ANNOUNCES SECOND QUARTER 2022 FINANCIAL RESULTS

     Contact:  Elizabeth B. Lewter
August 5, 2022
Telephone:    (919) 968-2200
        Nasdaq Symbol: ITIC
FOR IMMEDIATE RELEASE:

Chapel Hill, NC – Investors Title Company today announced results for the second quarter ended June 30, 2022.  The Company reported net income of $2.3 million, or $1.20 per diluted share, compared to $19.8 million, or $10.42 per diluted share, for the prior year period.

Revenues for the quarter decreased 16.5% to $70.9 million, compared with $85.0 million for the prior year quarter.  Total revenues were offset by the recognition of a $12.2 million unrealized loss in the Company’s equity portfolio.  Net premiums written increased 3.1% versus the prior year period, driven by higher average home values and growth of our footprint in the Texas market, setting a second quarter record.  Escrow and title-related fees increased 78.1% due to a larger share of business that generates escrow income, and fee income associated with commercial activity.  Revenues from non-title services increased 17.8% due primarily to higher levels of property exchange transaction volumes.  Realized gains from sales of equity securities were $1.9 million higher, while other income decreased $3.8 million due to a non-recurring gain on the sale of property which occurred in the prior year quarter.

Operating expenses increased 13.9%, compared to the prior year period, primarily due to increases in personnel costs, title fees, and office and technology expenses.  Personnel costs were 31.3% higher than the prior year period due to staffing of new offices, hiring to support growth initiatives, and increased employee benefit costs.  Office, technology, and other operating expenses increased 49.4% in support of expanding our geographic footprint and various ongoing technology initiatives.

Income before income taxes decreased $22.3 million to $3.0 million for the current quarter versus $25.3 million in the prior year period.  Excluding the impact of changes in the estimated fair value of equity security investments, income before income taxes (non-GAAP) decreased 26.1% to $15.1 million for the current quarter versus $20.5 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

For the six months ended June 30, 2022, net income decreased $25.1 million to $8.5 million, or $4.45 per diluted share, versus $33.6 million, or $17.70 per diluted share, for the prior year period.  Net premiums written increased 2.9% to $132.8 million, versus $129.0 million in the prior year period.  Operating expenses increased 12.9% to $129.2 million, mainly due to increases in personnel and office, technology, and other operating expenses.  Overall results for the first six months have been shaped predominantly by the same factors that affected the second quarter.

Chairman J. Allen Fine added, “We are pleased to report a new record level of premiums written for the second quarter.  Although net income is down for the quarter, much of the negative comparison is attributable to market losses in our equity portfolio and the gain on the sale of property in the prior year quarter.

The impact of higher mortgage rates has been varied as we have seen some slowing of activity in some markets but ongoing strength in others. Refinance activity has been more significantly impacted by higher rates than activity generated by home sales.  We remain optimistic about the Company’s prospects for solid financial results and continue to focus on identifying opportunities to profitably expand our market presence, regardless of cyclical changes in the real estate market.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies.   The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends.  Such statements include, among others, any statements regarding the Company’s expected performance for this year, projections regarding U.S. recovery from the COVID-19 pandemic, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results.  Such risks and uncertainties include, without limitation: the severity and duration of the COVID-19 pandemic (including any of its variants) and its effects (and the effects of measures undertaken to combat it) on the economy and the Company’s business; the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments;  government regulations; changes in the economy; the potential impact of inflation and responses by government regulators, including the Federal Reserve; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission, and in subsequent filings.

# # # #

Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2022 and 2021
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Net premiums written	$69,626	$67,527	$132,751	$129,004
Escrow and other title-related fees	6,209	3,487	11,273	6,285
Non-title services	2,836	2,408	5,262	4,486
Interest and dividends	911	898	1,826	1,914
Other investment income	1,106	1,483	2,443	2,424
Net realized investment gains	2,038	182	3,785	503
Changes in the estimated fair value of equity security investments	(12,172)	4,829	(18,087)	8,068
Other	348	4,147	647	4,355
Total Revenues	70,902	84,961	139,900	157,039

Operating Expenses:
Commissions to agents	33,826	34,346	63,683	64,888
Provision for claims	1,310	1,436	1,486	3,027
Personnel expenses	20,898	15,914	42,152	32,067
Office and technology expenses	4,288	3,211	8,656	5,953
Other expenses	7,627	4,766	13,177	8,501
Total Operating Expenses	67,949	59,673	129,154	114,436

Income before Income Taxes	2,953	25,288	10,746	42,603

Provision for Income Taxes	674	5,506	2,282	8,998

Net Income	$2,279	$19,782	$8,464	$33,605

Basic Earnings per Common Share	$1.20	$10.44	$4.46	$17.74

Weighted Average Shares Outstanding – Basic	1,897	1,894	1,897	1,894

Diluted Earnings per Common Share	$1.20	$10.42	$4.45	$17.70

Weighted Average Shares Outstanding – Diluted	1,899	1,899	1,900	1,898

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2022 and December 31, 2021
(in thousands)
(unaudited)

	June 30, 2022	December 31, 2021
Assets

Cash and cash equivalents	$35,486	$37,168

Investments:
Fixed maturity securities, available-for-sale, at fair value	61,385	79,791
Equity securities, at fair value	54,901	76,853
Short-term investments	71,319	45,930
Other investments	19,693	20,298
Total investments	207,298	222,872

Premiums and fees receivable	25,377	22,953
Accrued interest and dividends	733	817
Prepaid expenses and other receivables	13,002	11,721
Property, net	15,698	13,033
Goodwill and other intangible assets, net	18,325	15,951
Operating lease right-of-use assets	6,561	5,202
Other assets	2,322	1,771
Current income taxes receivable	390	—
Total Assets	$325,192	$331,488

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$36,603	$36,754
Accounts payable and accrued liabilities	40,044	43,868
Operating lease liabilities	6,704	5,329
Current income taxes payable	—	3,329
Deferred income taxes, net	8,662	13,121
Total liabilities	92,013	102,401

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,897 and 1,895 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	232,759	225,861
Accumulated other comprehensive income	420	3,226
Total stockholders’ equity	233,179	229,087
Total Liabilities and Stockholders’ Equity	$325,192	$331,488

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Six Months Ended June 30, 2022 and 2021
(in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	%	2021	%	2022	%	2021	%
Branch	$16,161	23.2	$17,048	25.2	$33,579	25.3	$34,408	26.7

Agency	53,465	76.8	50,479	74.8	99,172	74.7	94,596	73.3

Total	$69,626	100.0	$67,527	100.0	$132,751	100.0	$129,004	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Six Months Ended June 30, 2022 and 2021
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance.  This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP.  Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations.  The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information.  This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenues
Total revenues (GAAP)	$70,902	$84,961	$139,900	$157,039
Add (Subtract): Changes in the estimated fair value of equity security investments	12,172	(4,829)	18,087	(8,068)
Adjusted revenues (non-GAAP)	$83,074	$80,132	$157,987	$148,971

Income before Income Taxes
Income before income taxes (GAAP)	$2,953	$25,288	$10,746	$42,603
Add (Subtract): Changes in the estimated fair value of equity security investments	12,172	(4,829)	18,087	(8,068)
Adjusted income before income taxes (non-GAAP)	$15,125	$20,459	$28,833	$34,535